Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FIRST QUARTER RESULTS

BOSTON, May 4, 2022 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the first quarter ended March 31, 2022 and other recent developments.

First Quarter and Subsequent Highlights

•	Reported results for the first quarter of 2022 reflect a net loss attributable to common stockholders of $7.7 million, or $(0.21) per weighted average common share; net operating income (“NOI”) of $28.6 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.47 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.40 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 5.3% on a GAAP basis excluding early termination income for the first quarter compared with the same period in 2021; increased 5.1% on a cash basis excluding early termination income.
•	During the first quarter and to date in the second quarter of 2022, acquired 40 industrial buildings totaling approximately 3.7 million square feet for $204.1 million, a weighted average price of $63.90 per square foot and a weighted average initial projected yield of 6.1%.
•	Commenced leases during the first quarter totaling 1,309,285 square feet with a 16.8% increase in rental rates on a cash basis from leases greater than six months; through April 2022, approximately 55.4% of 2022 lease expirations have already been addressed in addition to 289,000 square feet of vacancy leased to new tenants.
•	Issued 1.5 million common shares during the first quarter and to date in the second quarter of 2022 through its ATM program at an average price of $27.48 per share, raising net proceeds of approximately $41.7 million.
•	Recast existing unsecured credit facility to include five new lenders, increasing its total borrowing capacity up to $800 million from $500 million and providing additional borrowing capacity to fund future growth.
•	Increased the regular quarterly cash dividend for the first quarter of 2022 by 4.8% to $0.22 for the common stock and paid a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Affirmed the full year 2022 guidance ranges for Core FFO per weighted average common share and units previously issued on February 23, 2022 and updated the full year net loss per weighted average common share and units guidance range as well as a number of the accompanying guidance assumptions.
•	Converted 2,205,882 shares of the Series B Convertible Redeemable Preferred Stock to common stock on a one-to-one basis.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We exceeded our expectations for the first quarter with a 17.5% increase in Core FFO per share and units and a 5.1% increase in same-store NOI on a cash basis. These results are driven by the double-digit rent increases we continue to experience along with elevated leasing momentum as industrial fundamentals remain very attractive in our markets. Our strong outlook for year-over-year growth remains unchanged as we pursue disciplined expansion in our existing footprint and new adjacent markets while working diligently to improve our capital structure.”

Financial Results for the First Quarter of 2022

Net loss attributable to common stockholders for the quarter ended March 31, 2022 was $7.7 million, or $(0.21) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $6.4 million, or $(0.24) per weighted average common share, for the same period in 2021. The net loss increased year-over-year primarily due to an increase in net operating income and unrealized depreciation of warrants, offset by increases in interest and depreciation expense associated with acquisition activity and loss on extinguishment of debt. Weighted average common shares outstanding for the first quarters ended March 31, 2022 and 2021 were 36.2 million and 27.2 million, respectively. Plymouth has a total of 40.1 million common shares outstanding as of May 2, 2022, including the conversion of 2.2 million shares of the Series B Convertible Preferred Stock.

Consolidated total revenues for the quarter ended March 31, 2022 were $42.8 million, compared with $31.9 million for the same period in 2021.

NOI for the quarter ended March 31, 2022 was $28.6 million compared with $20.4 million for the same period in 2021. Same store NOI (“SS NOI”) – Cash basis for the quarter ended March 31, 2022 was $19.2 million excluding early termination income compared with $18.2 million for the same period in 2021, an increase of 5.1%. SS NOI for the first quarter was positively impacted by rent escalations, renewal spreads and increased operating expense recoveries, partially offset by an increase in operating expenses. SS NOI – GAAP basis excluding early termination income for the quarter ended March 31, 2022 was $20.3 million compared with $19.2 million for the same period in 2021, an increase of 5.3%.

EBITDAre for the quarter ended March 31, 2022 was $25.0 million compared with $17.2 million for the same period in 2021.

Core FFO for the quarter ended March 31, 2022 was $17.2 million compared with $11.2 million for the same period in 2021, primarily as a result of the contribution from acquisitions. The Company reported Core FFO for the quarter ended March 31, 2022 of $0.47 per weighted average common share and unit compared with $0.40 per weighted average common share and unit for the same period in 2021, representing a 17.5% increase. Weighted average common shares and units outstanding for the first quarters ended March 31, 2022, and 2021 were 37.0 million and 28.1 million, respectively. Plymouth has a total of 40.6 million common shares and units outstanding as of May 2, 2022, including the conversion of 2.2 million shares of the Series B Convertible Preferred Stock.

AFFO for the quarter ended March 31, 2022 was $14.7 million, or $0.40 per weighted average common share and unit, compared with $9.0 million, or $0.32 per weighted average common share and unit, for the same period in 2021, representing a 25.0% increase. The current period results reflected the change in Core FFO offset by increased commissions associated with leasing activity.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

During the first quarter of 2022, the Company issued 614,800 common shares through its ATM program at an average price of $28.43 per share, raising approximately $17.1 million in net proceeds. To date in the second quarter of 2022, the Company issued approximately 927,900 common shares through its ATM program at an average price of $26.85 per share, raising approximately $24.5 million in net proceeds.

On January 28, 2022, the Company entered into an interest rate swap agreement with JPMorgan Chase Bank, N.A. for a notional amount of $100 million. The interest rate swap agreement is based on the USD-LIBOR floating rate at a fixed rate of 1.591%, is effective February 1, 2022, and terminates August 8, 2026. The Company also entered into a separate interest rate swap agreement with Capital One, N.A. for a notional amount of $200 million. The interest rate swap agreement is based on the USD-LIBOR floating rate at a fixed rate of 1.609%, is effective February 1, 2022, and terminates February 11, 2027.

On March 23, 2022, the common stock warrants were exercised in full and converted on a cashless basis, resulting in the issuance of 139,940 shares of common stock. These common stock shares are included in the share count as of March 31, 2022.

On April 29, 2022, the Company converted 50% of the 4,411,764 shares of its Series B Preferred Stock into common stock on a one-to-one basis.

On May 2, 2022, the Company recast its unsecured credit facility to increase the total borrowing capacity to $800 million, comprised of a $150 million increase in its unsecured line of credit to a total of $350 million and a new five-year $150 million term loan that matures in 2027 for a total of $450 million in unsecured term loans.

As of May 2, 2022, the Company’s current cash balance was approximately $24.2 million, excluding operating expense escrows of approximately $4.0 million, and it has approximately $115.0 million of availability under the existing unsecured line of credit.

Investment Activity

As of March 31, 2022, the Company had real estate investments comprised of 201 industrial buildings totaling 33.1 million square feet with occupancy of 97.0%. During the first quarter, the Company acquired 38 buildings totaling 3.5 million square feet for a total of $188.3 million, a weighted average price of $61 per square foot, and a weighted average initial projected yield of 6.2%. The acquired buildings are in Augusta, Georgia; Memphis, Tennessee; and Jacksonville, Florida.

Included in the Company’s first quarter investment activity was the acquisition of the remaining 80% interest in the Plymouth MIR JV from the MIR JV Partner, the joint venture formed in December 2020 with Madison International Realty to acquire a portfolio of industrial buildings in metropolitan Memphis, Tennessee. The purchase included $46.6 million in cash and closing costs in addition to the assumption of $56.0 million in secured debt, which includes Plymouth’s previous pro-rata share of a fixed-rate mortgage maturing in 2027 in the amount of $11.2 million. The transaction is expected to provide a forward 12-month yield of 6.6% on the total consideration of $102.4 million.

Subsequent to quarter end, the Company acquired two industrial buildings totaling 155,228 square feet for $15.8 million, a weighted average price of $102 per square foot, and a weighted average initial yield projected yield of 5.9%. The acquired buildings are in St. Louis, Missouri and Chicago, Illinois.

Plymouth currently has two buildings under construction in Atlanta, Georgia of 237,000 and 180,000 square feet and another building in Cincinnati, Ohio of 150,000 square feet for a total investment of approximately $36.7 million with estimated completions in the second half of 2022.  Additionally, a 70,000-square-foot industrial building in Portland, Maine, completed during December 2021 at an investment of $8.2 million, is 50% leased and is being fit-up for occupancy starting in the third quarter of 2022. The Company has an additional 367,000 square feet of building area in various stages of planning that is estimated to break ground later this year. Plymouth has an additional 1.3 million square feet that could potentially be developed on land it already owns.

Leasing Activity

Leases commencing during the first quarter of 2022 totaled an aggregate of 1,309,285 square feet, all of which is associated with leases with terms of at least six months. The Company will experience a 16.8% increase in rental rates on a cash basis from these leases. Plymouth has also signed an additional 2,635,318 square feet of leases that will commence during the balance of 2022 with an expected 15.8% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On February 16, 2022, the Board of Directors declared a 4.8% increase in the regular quarterly common stock dividend to $0.22 per share for the first quarter of 2022. The dividend was paid on April 29, 2022 to stockholders of record as of the close of business on March 31, 2022.

On March 1, 2022, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the first quarter of 2022. The dividend was paid on March 31, 2022 to stockholders of record on March 15, 2022.

Guidance for 2022

The Company affirmed its full year 2022 guidance ranges for Core FFO per weighted average common share and units previously issued on February 23, 2022 and updated the full year net loss per weighted average common share and units as well as a number of the accompanying guidance assumptions:

(Dollars, shares and units in thousands)	Full Year 2022 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.80	$1.85
Same Store Portfolio NOI growth – cash basis[2]	3.50%	4.50%
Average Same Store Portfolio occupancy – full year	97.0%	98.3%
General and administrative expenses[3]	$16,650	$15,950
Interest expense, net[4]	$31,600	$31,000
Weighted average common shares and units outstanding[5]	39,544	39,544

Reconciliation of net loss attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2022 Range
	Low	High
Net loss	$(0.55)	$(0.50)
Add: Real estate depreciation & amortization	2.47	2.47
Add: Loss on extinguishment of debt	0.06	0.06
Less: Change in fair value of warrants	(0.04)	(0.04)
Less: Preferred stock dividends	(0.14)	(0.14)
Core FFO	$1.80	$1.85

1)	Our 2022 guidance refers to the Company's in-place portfolio as of May 2, 2022 and includes another $74 million in acquisitions scheduled to close by the end of Q2 2022. There can be no assurance that we will complete such acquisitions within the forecasted timeframe. Our 2022 guidance does not include prospective acquisitions beyond the $74 million identified, dispositions, or capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 121 buildings aggregating 21,961,888 rentable square feet. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $2 million for 2022.
4)	Interest expense, net, includes the $100 million, 1.591% interest rate swap agreement with JPMorgan Chase Bank, N.A. and the $200 million, 1.609% interest rate swap agreement with Capital One, N.A. at a total cost of 3.241% and 3.259%, respectively.
5)	The weighted average common shares and units outstanding includes 2,205,882 shares of the Company’s Preferred stock - Series B Convertible that was converted to common stock on a one-to-one basis. As of May 2, 2022, the Company has 40,609,640 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through May 11, 2022, by dialing (877) 344-7529 and entering the replay access code, 6068190.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
Assets
Real estate properties	$1,442,651	$1,254,007
Less accumulated depreciation	(156,585)	(142,192)
Real estate properties, net	1,286,066	1,111,815

Cash	25,610	26,232
Cash held in escrow	10,522	11,893
Restricted cash	6,137	5,249
Deferred lease intangibles, net	84,978	75,864
Investment in unconsolidated joint venture	—	5,833
Interest rate swaps	10,068	—
Other assets	34,850	33,919
Total assets	$1,458,231	$1,270,805

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	$393,580	$352,075
Unsecured debt, net	297,850	297,840
Borrowings under line of credit	169,000	38,000
Accounts payable, accrued expenses and other liabilities	64,154	66,880
Deferred lease intangibles, net	10,927	10,273
Financing lease liability	2,232	2,227
Total liabilities	937,743	767,295

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,023,999 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $50,589 at March 31, 2022 and December 31, 2021, respectively)	48,473	48,473
Series B; 4,411,764 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively (aggregate liquidation preference of $99,463 and $97,230 at March 31, 2022 and December 31, 2021, respectively)	95,937	94,437

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 36,985,559 and 36,110,659 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	370	361
Additional paid in capital	542,523	532,666
Accumulated deficit	(181,668)	(177,258)
Accumulated other comprehensive income	9,933	—
Total stockholders' equity	371,158	355,769
Non-controlling interest	4,920	4,831
Total equity	376,078	360,600
Total liabilities, preferred stock and equity	$1,458,231	$1,270,805

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
	2022	2021

Rental revenue	$42,720	$31,833
Management fee revenue and other income	86	83
Total revenues	42,806	31,916

Operating expenses:
Property	14,075	11,426
Depreciation and amortization	22,691	15,777
General and administrative	3,552	3,009
Total operating expenses	40,318	30,212

Other income (expense):
Interest expense	(6,395)	(4,758)
Earnings (loss) in investment of unconsolidated joint venture	(147)	(273)
Loss on extinguishment of debt	(2,176)	—
Gain on sale of real estate	—	590
Unrealized (appreciation) depreciation of warrants	1,760	(247)
Total other income (expense)	(6,958)	(4,688)

Net loss	(4,470)	(2,984)
Less: Loss attributable to non-controlling interest	(60)	(65)
Net loss attributable to Plymouth Industrial REIT, Inc.	(4,410)	(2,919)
Less: Preferred stock dividends	1,699	1,652
Less: Series B preferred stock accretion to redemption value	1,500	1,807
Less: Amount allocated to participating securities	67	57
Net loss attributable to common stockholders	$(7,676)	$(6,435)

Net loss basic and diluted per share attributable to common stockholders	$(0.21)	$(0.24)

Weighted-average common shares outstanding basic and diluted	36,227,582	27,204,724

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, unrealized appreciation/(depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed, capitalized interest, and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
NOI:	2022	2021
Net loss	$(4,470)	$(2,984)
General and administrative	3,552	3,009
Depreciation and amortization	22,691	15,777
Interest expense	6,395	4,758
(Earnings) loss in investment of unconsolidated joint venture	147	273
Loss on extinguishment of debt	2,176	—
Gain on sale of real estate	—	(590)
Unrealized appreciation (depreciation) of warrants	(1,760)	247
Management fee revenue and other income	(86)	(83)
NOI	$28,645	$20,407

	For the Three Months
	Ended March 31,
EBITDAre:	2022	2021
Net loss	$(4,470)	$(2,984)
Depreciation and amortization	22,691	15,777
Interest expense	6,395	4,758
Loss on extinguishment of debt	2,176	—
Gain on sale of real estate	—	(590)
Unrealized appreciation (depreciation) of warrants	(1,760)	247
EBITDAre	$25,032	$17,208

	For the Three Months
	Ended March 31,
FFO:	2022	2021
Net loss	$(4,470)	$(2,984)
Gain on sale of real estate	—	(590)
Depreciation and amortization	22,691	15,777
Depreciation and amortization from unconsolidated joint venture	268	393
FFO	$18,489	$12,596
Preferred stock dividends	(1,699)	(1,652)
Unrealized appreciation (depreciation) of warrants	(1,760)	247
Loss on extinguishment of debt	2,176	—
Core FFO	$17,206	$11,191

Weighted average common shares and units outstanding	36,985	28,051
Core FFO per share	$0.47	$0.40

	For the Three Months
	Ended March 31,
AFFO:	2022	2021
Core FFO	$17,206	$11,191
Amortization of debt related costs	505	369
Non-cash interest expense	644	(43)
Stock compensation	442	418
Capitalized interest	(64)	—
Straight line rent	(822)	(614)
Above/below market lease rents	(1,546)	(494)
Recurring capital expenditure (1)	(1,673)	(1,860)
AFFO	$14,692	$8,967

Weighted average common shares and units outstanding	36,985	28,051
AFFO per share	$0.40	$0.32

(1) Excludes non-recurring capital expenditures of $8,289 and $1,234 for the three months ended March 31, 2022 and 2021, respectively.